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Exhibit 3

STOCKHOLDERS AGREEMENT

        THIS STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of July 30, 2002, by and among those current and prospective stockholders listed on Schedule I hereto (the "Stockholders") of Versicor Inc., a Delaware corporation (the "Company").

        THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

        A.    Concurrently with the execution and delivery of this Agreement, the Company and Biosearch Italia S.p.A., an Italian joint stock company ("Biosearch"), have entered into that certain Agreement and Plan of Merger dated as of July 30, 2002 (as the same may be amended from time to time, the "Merger Agreement") pursuant to which, upon the terms and subject to the conditions thereof, Biosearch will merge with and into the Company and the Company shall be the surviving corporation (the "Merger").

        B.    During the term of this Agreement, each Stockholder will "beneficially own" (such term having the meaning as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and be entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) shares of common stock, par value $0.001 per share, of the Company ("Common Shares") (such Common Shares, the "Subject Shares").

        C.    The Stockholders desire to secure continuity and stability of policy and management of the Company.

        D.    In the mutual interest, and for the mutual consideration, of fulfilling a necessary condition of the Merger Agreement so as to permit consummation of the transactions contemplated thereby, each Stockholder hereby acknowledging that the Merger will be a benefit to such Stockholder, the Stockholders enter into this Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

COVENANTS OF THE STOCKHOLDERS

        Until the termination of this Agreement, each Stockholder agrees that:

        1.1    Voting of Subject Shares.    The Stockholder shall take such action as may be required so that all Subject Shares owned directly or indirectly by the Stockholder are voted at all duly noticed and convened meetings of holders of Common Shares (i) for nominees to the Board of Directors of the Company who have been recommended by the Company's Board of Directors according to the procedures set forth in Section 14A of the proposed Amended and Restated Bylaws of the Company, which will be in effect at the Effective Time, and (ii) on all other matters submitted to the holders of Common Shares with respect to any Significant Event (as defined below) in accordance with the recommendations of the Company's Board of Directors. As used herein, the term "Significant Event" means any charter or bylaw amendment, acquisition or disposition of assets (by way of merger, consolidation or otherwise), change in capitalization, liquidation or other action out of the ordinary course of business of the Company. The Stockholder shall take such action as may be required so that all Subject Shares owned by the Stockholder shall be present in person or by proxy at all duly noticed and convened meetings of holders of Common Shares of the Company, so that the Subject Shares owned by the Stockholder may be counted for the purpose of determining the presence of a quorum at such meetings.

        1.2    No Other Voting Agreements.    The Stockholder shall not directly or indirectly deposit any Subject Shares in a voting trust and shall not in any other manner, except pursuant to this Agreement, subject any Subject Shares to any arrangement or agreement with respect to the voting thereof.

        1.3    No Solicitation.    The Stockholder shall not directly or indirectly solicit proxies or become a "participant" in a "solicitation" in opposition to the recommendation of the Company's Board of Directors with respect to any matter or in any "election contest" relating to the election of directors of the Company (as such terms are defined in Regulation 14A under the Exchange Act).

ARTICLE II

TERMINATION

        Other than Article IV of this Agreement (which shall survive in any event), this Agreement and the representations, warranties, covenants and agreements contained herein shall terminate at the earlier of (i) the date of termination of the Merger Agreement in accordance with Article VII thereof and (ii) the date that is three (3) years from the Effective Time (as such term is defined in the Merger Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

        Each Stockholder hereby represents and warrants to each other party hereto as follows:

        3.1    Power; Binding Agreement.    The Stockholder has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Stockholder will not violate any agreement to which the Stockholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. If the Stockholder is a natural person and is married, and the Subject Shares constitute community property or the Stockholder otherwise needs spousal or other similar approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms.

        3.2    No Conflicts.    None of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or thereby or compliance by the Stockholder with any of the provisions hereof or thereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the Stockholder or any of the Stockholder's properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound or affected, or (c) if the Stockholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to the Stockholder.

ARTICLE IV

MISCELLANEOUS

        4.1    Specific Performance.    Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

        4.2    Severability.    Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        4.3    Entire Agreement; Amendments.    This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing herein is intended or should be construed to modify or amend any of the agreements between Versicor and Biosearch contained in the Merger Agreement. This Agreement may not be amended in a matter that affects the rights or obligations of any Stockholder hereunder, except by an instrument in writing signed by such Stockholder and each of the other Stockholders. After the date of this Agreement, other stockholders or prospective stockholders of the Company who agree to the terms of this Agreement may become parties to this Agreement by executing a counterpart to this Agreement as evidence thereof. Notwithstanding the foregoing, the inclusion of such stockholders and prospective stockholders shall not be deemed an amendment to this Agreement which would require the written consent of any of the Stockholders.

        4.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Stockholder without the prior written consent of each of the other Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        4.5    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        4.6    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by express courier (providing proof of delivery) or communicated by confirmed facsimile to the parties at the addresses (or at such other address for a party as shall be specified by like notice) set forth next to the Stockholder's name on Schedule II hereto, with a copy to the President of the Company.

        4.7    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (b)  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.6 hereof. Each party not located in the United States irrevocably appoints CT Corporation System, which currently maintains a Delaware office at 1209 Orange Street, Wilmington, Delaware 19801, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the State of Delaware. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (c)  EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.7(C).

        4.8    Counterparts; Effectiveness.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature page follows.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

THE "STOCKHOLDERS"
/s/ GEORGE F. HORNER III George F. Horner III
/s/ CLAUDIO QUARTA Claudio Quarta
/s/ JAMES H. CAVANAUGH James H. Cavanaugh, Ph.D.
/s/ FRANCESCO PARENTI Francesco Parenti

[SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

S-1

SCHEDULE I

LIST OF SUBJECT SHARES

Stockholder	Number of Shares Beneficially Owned as of the date hereof or to be Beneficially Owned at the Effective Time
George F. Horner III	17,500
Claudio Quarta	2,154,875
James H. Cavanaugh, Ph.D.	10,179
Francesco Parenti	1,193,838

Schedule I

SCHEDULE II

NOTICES

Stockholder	Notice to:	With a Copy to:*
George F. Horner III	Versicor Inc. 34790 Ardentech Court Fremont, California 94555 Facsimile: (510) 739-3003	O'Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, CA 94111 Facsimile: (415) 984-8701 Attention: Peter T. Healy, Esq.
Claudio Quarta	c/o Biosearch Italia, S.p.A. Via Roberto Lepetit n. 34 Gerenzano, Italy 21040 Facsimile: 011 3902 96474 400	Studio Legale Chiomenti Via A. Boito n.8 Milan, Italy 20121 Facsimile: 011 39027215 7230 Attention: Paolo Giacometti
James H. Cavanaugh, Ph.D.	Healthcare Ventures V, L.P. 44 Nassau Street Princeton, NJ 08452 Facsimile: (609) 430-9525	O'Melveny & Myers LLP 275 Battery Street, 26th Floor San Francisco, CA 94111 Facsimile: (415) 984-8701 Attention: Peter T. Healy, Esq.
Francesco Parenti	c/o Biosearch Italia, S.p.A. Via Roberto Lepetit n. 34 Gerenzano, Italy 21040 Facsimile: 011 3902 96474 400	Studio Legale Chiomenti Via A. Boito n.8 Milan, Italy 20121 Facsimile: 011 39027215 7230 Attention: Paolo Giacometti

*
plus, in all cases, with a copy to the President of the Company.

Schedule II

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STOCKHOLDERS AGREEMENT
ARTICLE I COVENANTS OF THE STOCKHOLDERS
ARTICLE II TERMINATION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
ARTICLE IV MISCELLANEOUS
SCHEDULE I LIST OF SUBJECT SHARES
SCHEDULE II NOTICES